Exhibit 99.1
Vestin Realty Mortgage II, Inc.
Announces the Exploration of a Possible Merger
With Vestin Realty Mortgage I, Inc.

Las Vegas – November 14, 2007 – Vestin Realty Mortgage II, Inc. (Nasdaq:VRTB) a real estate investment trust (“REIT”) announced that its Board of Directors has begun exploration of the possibility of acquiring Vestin Realty Mortgage I, Inc. (VRTA) through a merger or other combination of the two “REITs”.  The Board of VRTB believes that the combined companies could realize significant cost savings, if they operate as a single SEC reporting company, rather than as two separate SEC reporting companies.  Both VRTB and VRTA are managed by Vestin Mortgage, Inc., and both companies invest in commercial real estate loans.  VRTB noted that no final decision had been made with respect to any proposal to combine VRTB and VRTA, and that any such proposal would be subject to the appointment of an independent Board of VRTA to evaluate the proposal, a valuation of VRTA by an independent valuation firm, requisite approvals from the Boards of Directors and shareholders of VRTA and VRTB, and a fairness opinion to be obtained by VRTA.  There can be no assurance that VRTB will make a proposal.

About Vestin Realty Mortgage II, Inc.

Vestin Realty Mortgage II, Inc. is a real estate investment trust (“REIT”) that invests in short-term secured loans to commercial borrowers.  As of September 30, 2007, Vestin Realty Mortgage II, Inc. had assets of over $340 million.  Vestin Realty Mortgage II, Inc. is managed by Vestin Mortgage, Inc., which is a subsidiary of Vestin Group, Inc., a well-known asset management, real estate lending and financial service company.  Since 1995, Vestin Mortgage Inc.’s mortgage activities have facilitated more than $2.0 billion in lending transactions.

Forward-Looking Statements

Certain information discussed in this press release may constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995 and the federal securities laws.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved.  Readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties, such as the Company’s potential inability to accurately forecast its operating results; the Company’s potential inability to achieve profitability or generate positive cash flow; the availability of financing; defaults on outstanding loans; unexpected difficulties encountered in pursuing our remedies if a loan is in default; a decline in the value of collateral securing our loans and other risks associated with the Company’s business.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

CONTACT:

Vestin Mortgage, Inc.
James Townsend
702-227-0965